Exhibit 99.1

Archer Daniels Midland Company 4666 Faries Parkway Decatur, IL 62526

News Release

August 6, 2009	FOR IMMEDIATE RELEASE
ADM ANNOUNCES APPOINTMENT OF DIRECTOR,
DECLARES CASH DIVIDEND
     Archer Daniels Midland Company (NYSE: ADM) today announced that Donald E. Felsinger has been appointed to its Board of Directors. He has been appointed to serve on the Board’s Compensation/Succession and Nominating/Corporate Governance committees. His appointment, which increases the Board’s size to 10 members, was effective August 5, 2009.
     Felsinger is Chairman and CEO of Sempra Energy, a San Diego-based Fortune 500 energy services company.
     “Don’s exceptional track record of leading high-performance, global organizations will be invaluable to the ADM Board,” said ADM Chairman, CEO and President Patricia A. Woertz. “I am confident we will benefit tremendously from his expertise, insights and strategic counsel.”
     Since 2006, Felsinger has held his current position at Sempra, whose subsidiaries provide electricity, natural gas and value-added products and services to 29 million consumers worldwide. He previously had been the company’s president and chief operating officer, and from 1998 to 2004, Felsinger served as group president of Sempra Global, the umbrella for Sempra Energy’s businesses operating in competitive energy markets. In that role, he led the company’s successful expansion into power generation, energy infrastructure development, energy trading and marketing, and liquefied natural gas development.
     Prior to the merger that formed Sempra Energy, Felsinger was president and chief operating officer of Enova Corporation. Earlier, he was president and chief executive officer of San Diego Gas & Electric.
     Felsinger serves as a director of the Northrop Grumman Corporation and as a member of the Conference Board, the Committee Encouraging Corporate Philanthropy, and the U.S.-Mexico Chamber of Commerce. He is a graduate of the Stanford University executive program and holds a bachelor’s degree in mechanical engineering from the University of Arizona.
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Cash Dividend Declared
     ADM’s Board of Directors also declared a cash dividend of 14 cents per share on the Company’s stock payable on September 10, 2009, to Shareholders of record on August 20, 2009.
     The fourth quarter of 2009 was the 311th consecutive quarter in which ADM has declared a cash payment. This represents a record 77 years of uninterrupted dividends. As of June 30, 2009, there were 641,973,474 shares of ADM stock outstanding.
About ADM
Every day, the 28,000 people of Archer Daniels Midland Company (NYSE: ADM) turn crops into renewable products that meet the demands of a growing world. At more than 230 processing plants, we convert corn, oilseeds, wheat and cocoa into products for food, animal feed, chemical and energy uses. We operate the world’s premier crop origination and transportation network, connecting crops and markets in more than 60 countries. Our global headquarters is in Decatur, Illinois, and our net sales for the fiscal year ended June 30, 2009, were $69 billion. For more information about our Company and our products, visit www.adm.com.
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From:
ADM Media Relations
217/424-5413
media@adm.com